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                                 EXHIBIT 99


                        DEVRY LOWERS EXPECTATIONS
                    FOR ITS FISCAL 2003 FIRST QUARTER

OAKBROOK TERRACE, IL, OCTOBER 3, 2002 - Following a special meeting of the board of directors today during which anticipated results for the Company's fiscal first quarter 2003 were evaluated, DeVry Inc. announced that it expects earnings to be lower than current analyst consensus estimates, or between 13 cents and 16 cents per share.

The Company cited the ongoing effects of the technology recession which has hindered new student enrollment in technology programs, as well as the costs of operating two developing campuses in the Seattle and Washington, D.C. areas and expenses related to opening the Philadelphia and South Florida area campuses, as contributing to the lower earnings expectations for the quarter.

DeVry implemented expense management actions during the first quarter, including staff and budget reductions to better match expenses to revenues. The Company expects to see the benefits of these measures beginning in the second fiscal quarter.

Dennis J. Keller, chairman and chief executive officer, said, "Clearly, we are frustrated by the current technology recession and its effect on our undergraduate enrollments. However, we are taking proactive measures to offset lower revenue growth, including offering more of our undergraduate programs in an online format as well as converting existing graduate centers into DeVry University Centers to better serve the growing undergraduate adult learner market. Our board of directors and everyone at DeVry are committed to providing quality education to our students, long-term earnings growth and increasing shareholder value."

"While currently DeVry is negatively affected by the technology downturn, the fact remains that our graduate enrollments are up significantly, enrollments at Becker Conviser Professional Review have increased and our DeVry University centers and online degree programs are well-positioned to capture a growing share of the adult learner market," said Ronald L. Taylor, president and chief operating officer. "At the same time, we believe the long term value of a DeVry education provides students with a solid basis for employment and career growth."

DeVry will announce first quarter earnings results after-market on October 17, 2002, followed by a conference call at 3:30 p.m. central time.

DeVry Inc. (NYSE:DV), is the holding company for DeVry University and Becker Conviser Professional Review. DeVry University offers associate, bachelor's and master's degree programs in technology, business and management. Becker Conviser Professional Review is a leading provider of preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams. DeVry Inc. and its divisions are based in Oakbrook Terrace, Ill. For more information about DeVry Inc., visit http://www.devry.com.

Certain information contained in this release may constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements may involve risks and uncertainty that could cause actual results to differ materially from the forward-looking statements. Potential risks and uncertainties include, but are not limited to, dependence on student financial aid, state and provincial approval and licensing requirements, and the other factors detailed in the Company's Securities and Exchange Commission filings, including those discussed under the heading "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-22457) filed with the SEC.